UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2019

1347 PROPERTY INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36366	46-1119100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607
(Address of principal executive offices, including Zip Code)

(813) 579-6213

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PIH	The Nasdaq Stock Market LLC

8.00% Cumulative Preferred Stock, Series A, $25.00 par value per share	PIHPP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

See the information set forth in Item 2.03 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 20, 2019, 1347 Property Insurance Holdings, Inc. (the “Borrower”) entered into a $7.0 million Loan Agreement and a related Commercial Note (collectively, the “Loan Agreement”) with Hancock Whitney Bank (the “Lender”).

The Loan Agreement provides for a non-revolving line of credit of $7.0 million. The line of credit will expire on the earlier of (i) January 20, 2020, or (ii) the closing of the transactions contemplated by the Equity Purchase Agreement (as hereinafter defined). Proceeds of borrowings under the Loan Agreement may be used for providing short-term working capital to the Borrower’s subsidiaries and other general corporate purposes. The line of credit is secured by a collateral assignment of the Borrower’s right to receive cash proceeds under the Equity Purchase Agreement, dated February 25, 2019 (the "Equity Purchase Agreement"), by and among FedNat Holding Company, as Purchaser ("FedNat"), the Borrower, as Seller, and Maison Managers, Inc., Maison Insurance Company, and ClaimCor, LLC., subsidiaries of the Borrower (the "Subsidiaries"), pursuant to which the Borrower has agreed to sell the Subsidiaries to FedNat, pursuant to the terms and conditions thereof.

Borrowings under the Loan Agreement will bear interest at a rate per annum equal to one-month ICE LIBOR (rounded up to the nearest one-eighth (1/8th) of one percent or rounded up to one-eighth (1/8th) of one percent if the reported one-month ICE LIBOR is less than zero) plus a margin of 3.00%. The initial interest rate is 5.25% per annum, to be adjusted on the first day of each calendar month. The line of credit is to be repaid in monthly payments of interest only, payable in arrears, commencing on September 1, 2019, with all principal and interest to be payable in full at maturity.

The Loan Agreement contains certain restrictive covenants customary for transactions of this type, including restrictions on liens, indebtedness, loans and guarantees, acquisitions and mergers, sales of assets, and stock repurchases.

The Loan Agreement also provides for customary events of default with corresponding grace periods, including: (1) failure to make payments under the Loan Agreement when due; (2) failure to comply with other covenants and agreements contained in the Loan Agreement; (3) breach of or default under the collateral assignment; (4) making of false or materially inaccurate representations and warranties; (5) certain defaults under other debt obligations of the Borrower; (6) money judgments, material adverse changes or events regarding the validity of the Loan Agreement or other loan documents; and (7) certain events of bankruptcy or insolvency affecting the Borrower. Upon the occurrence of an event of default, the Lender may declare the entire unpaid principal balance and accrued unpaid interest immediately due and payable and/or exercise any and all remedial and other rights under the Loan Agreement. The default interest rate is 18%, subject to the maximum rate permitted by law.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement and related Commercial Note, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Loan Agreement, executed August 20, 2019, by and between Hancock Whitney Bank, as Lender, and 1347 Property Insurance Holdings, Inc., as Borrower.
10.2	Commercial Note, executed August 20, 2019, by and between Hancock Whitney Bank, as Lender, and 1347 Property Insurance Holdings, Inc., as Borrower.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2019

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:	/s/ John S. Hill
John S. Hill
Chief Financial Officer